EXHIBIT 99.1


XRG, Inc. Signs Definitive Stock Purchase Agreement With R & R Express Intermodal, Inc., With Projected Revenues in Excess of $4 Million for 2003


TAMPA, FL -- (MARKET WIRE) -- 08/20/2003 -- XRG, Inc. (OTC BB: XRGC) signed a Definitive Stock Purchase Agreement with R&R Express Intermodal, Inc. of Pittsburgh, PA. The Agreement is for the purchase of 100% of R&R Express Intermodal's stock in a stock-for-stock transaction. Management feels this transaction will close within the next few weeks and there will be no significant dilution to the current shareholders of XRG to close this purchase.

"With the addition of this acquisition we feel this will give us entry into a significant and growing segment of the transportation industry. In addition, with operations in Houston, TX, Jacksonville, FL, and Savannah, GA, R&R Express Intermodal will allow XRG to have an immediate footprint in the Southeastern United States," stated Kevin P. Brennan, CEO of XRG, Inc.

With the announcement of an agreement earlier this week with J. Bently Companies, Inc. and today's announcement, XRG is further implementing its growth strategies by targeting and acquiring profitable truckload carriers, added Mr. Brennan.

About XRG, Inc.

XRG, Inc. is a public company trading on the OTC-BB under the symbol XRGC that was established in November 2000 to consolidate established and profitable truckload carriers throughout the United States. We are seeking carriers that have long-term customer relationships and typically generate revenues between $5 and $20 million. Our consolidation strategy enables us to diversify our customer base, technical capabilities and geographic areas served. For more information about XRG, Inc. visit www.xrginc.com or call 813-637-0700.

About R&R Express Intermodal, Inc.

R&R EXPRESS INTERMODAL, INC., is a Pennsylvania-based intermodal carrier. Intermodal carriers provide truck transportation for container freight from either a railroad yard or a port, to the freight's destination. This type of carrier operates in a sector that is becoming very important to the truckload industry. The company generates approximately four million in revenue and is profitable. This acquisition will give us a strong base to continue to grow in this unique segment of the market, and will allow us to provide our ever-expanding shipper base another important option in the transportation industry.

This announcement contains "forward-looking statements." Words such as "anticipate," "believe," "estimate," "expect" and other similar expressions as they relate to the Company and its management are intended to identify such forward-looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events or results discussed herein are included with those mentioned in the Company's filings with the Securities and Exchange Commission.


--------------------------------------------------------------------------------
Contact: Kevin P. Brennan
Company: XRG, Inc.
Title: CEO
Phone: 813-637-0700
--------------------------------------------------------------------------------